FOR IMMEDIATE RELEASE

Contacts:
Laurie Ellison 913.967.2718                 Carol DiRaimo 913.967.4109
Communications Executive Director           Vice President of Investor Relations


            Dave Goebel Named President of Applebee's International;
                     Carin Stutz Promoted to EVP Operations

Overland Park, Kan., December 14, 2004 - Lloyd Hill, chairman, president and chief executive officer of Applebee's International, Inc., (Nasdaq:APPB) today announced that the company has named Dave Goebel as president, effective January 1, 2005. In addition to his new role as president, Goebel will continue to serve as chief operating officer.

"Dave's uncommon leadership, coupled with his unquestionable integrity, sets him apart," said Hill. "His passion for service infuses his team with energy and enthusiasm. Dave's leadership style encourages innovation, expects accountability and demands results." Hill also noted that Goebel enjoys strong support from the company's franchise community.

Goebel joined Applebee's in February 2001 as senior vice president of franchise operations. Prior to Applebee's, Goebel had nearly 30 years of general management experience, 22 of which were in the restaurant business. His entrepreneurial orientation twice led him to build his own business. His experience is complemented by tenure as an officer in several large foodservice organizations, primarily in operations and development.

In a related move, Applebee's International, Inc., announced the promotion of Carin Stutz to executive vice president of operations. Stutz will report to Goebel, as will Phil Crimmins, senior vice president of development, and David Parsley, senior vice president of supply chain management.

Stutz, who has been with Applebee's since 1999, currently is senior vice president of operations for the company's 400-plus corporate restaurants. Prior to Applebee's, Stutz was the Pacific division vice president for Wendy's International; served as regional operations vice president for Sodexho, U.S.A.; and was vice president of corporate operations for NutriSystem, Inc.

                                    - more -

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When Stutz  assumes her new role in January,  she will oversee all U.S.  company and franchise restaurants - approximately 1,600 locations in 49 states. Miguel Fernandez, currently regional vice president of company operations, will replace Stutz as senior vice president of company operations. Reporting to Stutz along with Fernandez will be Sam Rothschild, vice president of franchise and beverage operations, and Tom Finocchiaro, newly-promoted vice president of operations excellence.

"For several years, we have focused on attracting, retaining and developing the best leaders in every area of the business," Hill said. "I am delighted that we continue to have the necessary `bench strength' to allow us to promote internally for key leadership positions. The core component in our strategic plan remains `noticeably better people.' Our focus on developing our associates within a culture of teamwork, integrity and results continues to produce great leaders and industry-leading results."

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are currently 1,664 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).


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